Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm in the Registration Statement (Form S-8 No. 333-0000000) pertaining to the registration of certain restricted stock and to the incorporation by reference therein of our report dated March 4, 2004 (except for matters disclosed in Note 1, paragraphs 2 and 4, Note 2 (k), and Notes 14 and 15, as to which the date is December 9, 2004), with respect to the consolidated financial statements of Tejas Incorporated and Subsidiaries included in the annual report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Austin, Texas
August 16, 2006